                                                                   Exhibit 10.76

                             FOURTH PROMISSORY NOTE

ITL. 12,050,000,000                                            December 29, 1999

     IAT Multimedia, Inc. (the "Purchaser") hereby promises to pay to Carlo Petrini (the "Noteholder"), or registered assignees, by wire transfer of immediately available funds to the account designated below, in lawful currency of Italy, the principal amount of TWELVE BILLION FIFTY MILLION ITALIAN LIRA (ITL. 12,050,000,000) on the Maturity Date; provided, however, that in no event shall the principal amount, in the aggregate, paid to the Noteholder hereunder exceed SEVEN MILLION US DOLLARS ($7,000,000) based upon the currency exchange rate in effect on the respective payment date(s). This Fourth Promissory Note is a non-interest bearing note. All the terms not otherwise defined herein shall have the meaning ascribed to them in that certain Stock Purchase Agreement (the "Agreement"), dated as of November 3, 1999, by and between Gruppo Spigadoro N.V. and the Purchaser. This Fourth Promissory Note is the promissory note referred to in Schedule 2.2, item #4 of the Agreement.

     1. Maturity Date; Payment. As used herein, the term "Maturity Date" shall mean June 30, 2000.

     2. Payment Instructions. All payments due under this note shall be by wire transfer to:

        Finnat Euramerica S.p.A.
        Piazza del Gesu no. 49
        00186 Roma
        ABI 03087
        CAB 03200
        C/c no. 45605
        For Carlo Petrini

     3. Prepayment. The Purchaser may, at any time, but shall not be required to, prepay, in whole or in part, amounts due under this Fourth Promissory Note.

     4. Security. This Fourth Promissory Note is secured by a guaranty of Seller and a pledge of Purchaser Common Stock pursuant to a Stock Pledge Agreement (the "Stock Pledge Agreement"), dated as of the date hereof, by and between the Seller and the Noteholder.

     5. Successors and Assignees. The terms of this Fourth Promissory Note shall be binding upon and inure to the benefit of and be enforceable by the respective successors and permitted assignees of the Purchaser and the Noteholder, and, enforceable by any holder or holders of this Fourth Promissory Note; provided that the rights, obligations, covenants and agreements of the Purchaser under this Fourth Promissory Note may not be assigned or delegated, as applicable, without the written consent of the Noteholder. In the event of any such transfer and assignment of this Fourth Promissory Note, the Purchaser shall, upon surrender of this Fourth Promissory Note to the Purchaser, execute and deliver in exchange therefor a new note. Each such new note shall be registered in the name of such person as the Noteholder or other holder of the surrendered Fourth Promissory Note may request.

     6. Notices. All notices and other communications with respect to this Fourth Promissory Note shall be in writing and shall be sent by hand delivery, receipt acknowledged, or by facsimile transmission, as follows:

If to the Noteholder, to:

     Sig. Carlo Petrini
     Petrini S.p.A.
     Bastia Umbra (Perugia)
     Italy
     Telefax:  39-758009341

If to the Purchaser, to:

     Jacob Agam, Chairman
     IAT Multimedia, Inc.
     70 East 55th Street
     New York, New York 10022
     Telefax:  212-754-4044

with copies to:

     Steven Skolnick, Esq.
     Lowenstein Sandler PC
     65 Livingston Avenue
     Roseland, New Jersey 07068
     Telefax:  973-597-2400

     7. Modifications and Amendments. No modification, rescission, waiver, forbearance, release or amendment of any provision of this Fourth Promissory Note shall be made, except by a written agreement duly executed by the Purchaser and the Noteholder.

     8. Jurisdiction; Governing Law. The Purchaser and Noteholder (a) acknowledge and agree that, in any suit, action or proceeding under this promissory note, the courts of the State of New York or the courts of the United States District Court for the Southern District of New York shall have the exclusive jurisdiction thereof and (b) consent to and waive any objection which the Noteholder now has or may hereafter have to proper venue existing in any of such courts. This promissory note shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to conflict of laws principles thereof.

     9. Lost, Mutilated or Stolen Note. Upon receipt of evidence, reasonably satisfactory to the Purchaser of the loss, theft, destruction or mutilation of this Fourth Promissory Note and, in the case of any such mutilation, upon the surrender of this Fourth Promissory Note for cancellation to the Purchaser at its principal office, the Purchaser will execute and deliver, in lieu thereof, a new note of like tenor containing the same terms as this Fourth Promissory Note, dated so that there will be no loss of interest on such lost, stolen, destroyed or mutilated Fourth Promissory Note. Any Fourth Promissory Note in lieu of which any such new note has been so executed and delivered by the Purchaser shall not be deemed to be an outstanding Fourth Promissory Note for any purposes.

     10. Headings. Paragraph headings used in this Fourth Promissory Note are for convenience of reference only, are not part of this Fourth Promissory Note and are not to effect the construction of, or to be taken into consideration in interpreting, this Fourth Promissory Note.

     11. Severability. If any provision of this Fourth Promissory Note is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the provisions of this Fourth Promissory Note shall remain in full and effect.

     IN WITNESS WHEREOF, the undersigned hereto has caused this Fourth Promissory Note to be executed by its duly authorized officers as of the date first above written.

                                             IAT MULTIMEDIA, INC.

                                             By: /s/ Jacob Agam
                                                ------------------------------
                                                Name: Jacob Agam
                                                Title: Chairman of the Board and
                                                       Chief Executive Officer

AGREED AND ACCEPTED:
/s/ Carlo Petrini
--------------------------
CARLO PETRINI



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